Contact:
Dennis Garrigan
NaviSite, Inc.
978.946.8727
dgarrigan@navisite.com
NaviSite Announces Second Quarter Fiscal Year 2008 Results
Record Bookings of Recurring Revenue,
Revenue growth of 29%, EBITDA Growth of 65% over same period of prior year
ANDOVER, Mass., March 4, 2008 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of application management and managed hosting solutions, today reported financial results for its second quarter of fiscal year 2008, which ended January 31, 2008.
Financial Results:
Revenue for the second quarter of fiscal year 2008 increased 29% to $38.9 million, compared to $30.2 million in the second quarter of fiscal year 2007, and compared to $36.1 million in the first quarter of fiscal year 2008.
Income from operations was $1.3 million in the second quarter of fiscal year 2008, compared to a loss from operations of $0.4 million in the second quarter of fiscal year 2007, and income from operations of $0.3 million for the first quarter of fiscal year 2008.
EBITDA, excluding impairment, stock-based compensation, costs related to the discontinued operations of America’s Job Exchange and non-operational charges (“EBITDA”), for the second quarter of fiscal year 2008 increased 65% to $8.6 million compared to $5.2 million reported in the second quarter of fiscal year 2007 and $6.9 million reported in the first quarter of fiscal year 2008.
For the second quarter of fiscal year 2008, the Company reported a loss from continuing operations of $1.9 million and a net loss attributable to common shareholders of $2.9 million as compared to a net loss of $3.8 million in the second quarter of fiscal year 2007. On a per share basis, the Company
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

reported a net loss attributable to common stockholders of $(0.08) for the second quarter of fiscal year 2008 compared to a per share net loss of $(0.13) for the second quarter of fiscal year 2007. NaviSite ended the quarter with a cash balance of $4.9 million.
“Our results in the second quarter reflect the continuation of our growth with record bookings and our strongest ever EBITDA performance,” said Arthur Becker, Chief Executive Officer, NaviSite. “The strategy of offering both managed hosting and application services has enabled us to win new customer accounts and deals with multiple service offerings to existing customers through our up-sell and cross-sell activities.”
Business Highlights:
•	Achieved record bookings of approximately $1.1 million of incremental monthly recurring revenue (MRR) in the second quarter of fiscal year 2008 representing an increase of 36% from same period in fiscal year 2007 and 63% over the first quarter of fiscal year 2008.
•	Total contract value (TCV) of bookings was a record of $37.4 million: $31.5 million of MRR and $5.9 million of non recurring contracts. The average term of the MRR contracts booked during the quarter was 28 months.
•	Signed 112 new recurring revenue customers during the second quarter of the fiscal year 2008—up from 70 new customers won during the first quarter of fiscal year 2008 and 72 new customers during the second quarter of fiscal year 2007.
•	Reduced customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate, excluding major accounts, to 0.8% per month for the second quarter of fiscal year 2008 from 1.0% in the first quarter of fiscal year 2008, and down from 1.4% per month for the second quarter of fiscal year 2007.
Guidance:
NaviSite projects revenue for the third quarter of fiscal year 2008 to be between $41.0 and $42.0 million and projects revenue for fiscal year 2008 to be between $160.0 and $165.0 million. EBITDA, excluding impairment, stock-based compensation, costs related to the discontinued operations of America’s Job Exchange and non-operational charges, is projected to be between $9.0 and $9.5 million for the third quarter of fiscal year 2008 and between $35.0 and $38.0 million for fiscal year 2008.
     Conference Call Scheduled for March 4, 2008:
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite, Inc. Chief Executive Officer, Arthur Becker, and Chief Financial Officer, Jim Pluntze, will host a conference call on Tuesday, March 4, 2008, at 5:00 p.m. Eastern Time to discuss the Company’s financial results for its second quarter of fiscal year 2008.
NaviSite’s conference call can be accessed by dialing 888.679.8018 (International: 617.213.4845) and entering passcode 18563425. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://www.navisite.com/about-navisite/investors/events-earning-calls.php. A replay of the call will be accessible for one week following the conference call by dialing 888-286-8010 (International: 617-801-6888) and using passcode 65698472.
EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment, non-cash stock-based compensation, costs related to the discontinued operations of America’s Job Exchange and non-operational charges from its non-GAAP measure, as such items are considered to be non-operational in nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the financial tables in this release. The Company believes that using expected EBITDA as a performance measure, together with expected net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite, Inc.
NaviSite is a leading provider of application management and managed hosting solutions. More than 1,400 customers depend on NaviSite for application development, implementation and management on its web infrastructure platforms in 17 state-of-the art data centers supported by more than 700 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com.
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements. NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES
EBITDA Summaries

	For the Three Months Ended
	January 31, 2008	January 31, 2007
	Unaudited
	(In thousands)

Net loss, as reported	$(2,139)	$(3,816)

Depreciation, net of discontinued operations	3,186	2,402
Interest income/expense, net	2,947	3,148
Income taxes	500	294
Amortization	2,208	981

EBITDA	6,702	3,009

Stock based compensation	1,271	1,005
Severance	113	33
Securities offering costs	—	624
Discontinued operations	237	—
Transaction fees and integration costs	228	523

EBITDA (excludes impairment costs, stock based compensation, severance, securities offering costs, loss on debt extinguishment and transaction fees and integration costs)	$8,551	$5,194

	For the Six Months Ended
	January 31, 2008	January 31, 2007
	Unaudited
	(In thousands)

Net loss, as reported	$(6,509)	$(6,459)

Depreciation, net of discontinued operations	5,855	4,699
Interest income/expense, net	5,490	6,344
Income taxes	913	587
Amortization	3,926	2,088

EBITDA	9,675	7,259

Impairment costs (recoveries)	—	(287)
Stock based compensation	2,508	1,834
Severance	275	120
Securities offering costs	11	624
Discontinued operations	551	—
Loss on debt extinguishment	1,651	—
Transaction fees and integration costs	779	922

EBITDA (excludes impairment costs, stock based compensation, severance, securities offering costs, loss on debt extinguishment and transaction fees and integration costs)	$15,450	$10,472

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES
Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007
	Unaudited		Unaudited
	(In thousands, except per share amounts)		(In thousands, except per share amounts)

Revenue	$38,831	$30,115	$74,863	$58,561
Revenue, related parties	72	82	147	176

Total revenue	38,903	30,197	75,010	58,737

Cost of revenue, excluding depreciation and amortization	21,734	17,448	42,592	33,593
Depreciation and amortization	5,216	3,098	9,403	6,196

Cost of revenue	26,950	20,546	51,995	39,789

Gross profit	11,953	9,651	23,015	18,948

Operating expenses:
Selling and marketing	5,112	4,222	10,276	7,855
General and administrative	5,498	5,857	11,120	11,154
Impairment costs (recoveries)	—	—	—	(287)

Total operating expenses	10,610	10,079	21,396	18,722

Income (loss) from operations	1,343	(428)	1,619	226

Other income (expense):
Interest income	63	42	177	84
Interest expense	(3,010)	(3,190)	(5,667)	(6,428)
Loss on debt extinguishment	—	—	(1,651)	—
Other income (expense), net	202	54	477	246

Loss from continuing operations before income taxes and discontinued operations	(1,402)	(3,522)	(5,045)	(5,872)

Income taxes	(500)	(294)	(913)	(587)

Loss from continuing operations before discontinued operations	(1,902)	(3,816)	(5,958)	(6,459)

Discontinued operations, net of income taxes	(237)	—	(551)	—

Net loss	(2,139)	(3,816)	(6,509)	(6,459)

Accretion of preferred stock dividends	(736)	—	(1,120)	—

Net loss attributable to common stockholders	$(2,875)	$(3,816)	$(7,629)	$(6,459)

Basic and diluted net loss per common share:

Loss from continuing operations before discontinued operations available to common shareholders	$(0.07)	$(0.13)	$(0.20)	$(0.22)

Loss from discontinued operations, net of income taxes	(0.01)	—	(0.02)	—

Net loss attributable to common stockholders	$(0.08)	$(0.13)	$(0.22)	$(0.22)

Basic and diluted weighted average number of common shares outstanding	34,927	29,714	34,422	29,376

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES
Condensed Consolidated Balance Sheets

	January 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$4,905	$11,701
Accounts receivable, less allowance for doubtful accounts of $682 and $781 at January 31, 2008 and July 31, 2007, respectively	17,848	15,051
Unbilled accounts receivable	2,009	920
Prepaid expenses and other current assets	10,045	15,975

Total current assets	34,807	43,647

Non-current assets	153,625	72,597

Total assets	$188,432	$116,244

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$6,479	$1,063
Notes payable to AppliedTheory Estate	6,000	6,000
Capital lease obligations, current portion	2,912	1,829
Accounts payable	7,518	3,913
Accrued expenses, deferred revenue, deferred other income and customer deposits	20,271	20,231

Total current liabilities	43,180	33,036

Total non-current liabilities	136,558	97,072

Total liabilities	179,738	130,108

Preferred stock	25,993	—

Total stockholders’ equity (deficit)	(17,299)	(13,864)

Total liabilities and stockholders’ equity (deficit)	$188,432	$116,244

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES
Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	January 31, 2008	January 31, 2007
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$(1,162)	$3,019

Net cash used for investing activities	(2,930)	(1,522)

Net cash provided by (used for) financing activities	3,755	(52)

Net cash used for discontinued operations	(237)	—

Net increase (decrease) in cash	(574)	1,445

Cash and cash equivalents, beginning of period	5,479	1,530

Cash and cash equivalents, end of period	$4,905	$2,975

	For the Six Months Ended
	January 31, 2008	January 31, 2007
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$(1,049)	$2,606

Net cash used for investing activities	(28,352)	(2,942)

Net cash provided by (used for) financing activities	23,156	(49)

Net cash used for discontinued operations	(551)	—

Net decrease in cash	(6,796)	(385)

Cash and cash equivalents, beginning of period	11,701	3,360

Cash and cash equivalents, end of period	$4,905	$2,975

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA